Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Northern Trust Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Debt	Debt Securities	Rule 456(b) and Rule 457(r)	(1)	(1)	(1)	(2)	(2)
	Equity	Preferred Stock	Rule 456(b) and Rule 457(r)	(1)	(1)	(1)	(2)	(2)
	Equity	Depositary Shares (3)	Rule 456(b) and Rule 457(r)	(1)	(1)	(1)	(2)	(2)
	Equity	Common Stock, $1.66 2/3 par value	Rule 456(b) and Rule 457(r)	(1)	(1)	(1)	(2)	(2)
	Other	Stock Purchase Contracts (4)	Rule 456(b) and Rule 457(r)	(1)	(1)	(1)	(2)	(2)
	Other	Stock Purchase Units (5)	Rule 456(b) and Rule 457(r)	(1)	(1)	(1)	(2)	(2)
	Other	Warrants	Rule 456(b) and Rule 457(r)	(1)	(1)	(1)	(2)	(2)

Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A

Carry Forward Securities

Carry Forward Securities	N/A	N/A	N/A	N/A		N/A			N/A	N/A	N/A	N/A

	Total Offering Amounts					N/A		N/A

	Total Fees Previously Paid							N/A

	Total Fee Offsets							N/A

	Net Fee Due							N/A

(1)

A presently indeterminate number, principal amount or aggregate initial offering price of debt securities, shares of preferred stock, depositary shares, shares of common stock, stock purchase contracts, stock purchase units and warrants as may be issued from time to time at indeterminate prices is being registered hereunder. Securities registered hereunder may be sold separately, together or as units with other securities registered hereunder. Securities registered hereunder may be issuable upon conversion, exchange or exercise of any securities registered hereunder or that are represented by depositary shares, to the extent any such securities are by their terms, convertible into, or exchangeable or exercisable for, such securities, including under any applicable anti-dilution provisions. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities.

(2)	In accordance with Rules 456(b) and 457(r), the registrant is deferring payment of all of the registration fee.
(3)

In the event that the registrant elects to offer to the public fractional interests in shares of preferred stock registered hereunder, depositary shares, evidenced by depositary receipts, issued pursuant to a deposit agreement, will be distributed to those persons purchasing such fractional interests, and the shares of preferred stock will be issued to the depositary under any such agreement.

(4)

Each stock purchase contract will be issued under a purchase agreement and will obligate holders to purchase from or sell to the registrant, and obligate the registrant to sell to or purchase from the holders, a specified number of shares of common stock, preferred stock, depositary shares or other securities.

(5)

Each stock purchase unit will be issued under a unit agreement or indenture and will represent an interest in one or more stock purchase contracts and beneficial interests in debt securities or any other securities, in any combination, which may or may not be separable from one another.